Exhibit 99.1
Zai Lab Announces First Quarter 2023
Financial Results and Corporate Updates

–Total product revenue of $62.8 million for the first quarter of 2023, representing a 36% increase y-o-y; ZEJULA® achieved 44% y-o-y growth

–Expansion of Zai Lab’s lung cancer franchise and global oncology pipeline with a next generation antibody-drug conjugate (ADC) program

–Strong balance sheet with a cash position of $931.4 million as of March 31, 2023, compared to $1,009.3 million as of December 31, 2022

–Company to host conference call and webcast on May 10, 2023, at 8:00 a.m. ET

SHANGHAI and CAMBRIDGE, Mass., May 9, 2023 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) today announced financial results for the first quarter of 2023, along with recent product highlights and corporate updates.
“Our first quarter results and progress continue to demonstrate Zai Lab’s potential global best-in-class portfolio and track record of execution, despite challenges from China’s re-opening at the beginning of the year,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “The positive topline readout from the Phase 3 EMERGENT-3 trial of KarXT in schizophrenia and the positive interim analysis from the innovaTV 207 Phase 2 study of TIVDAK in head and neck cancer further support our belief that these are important treatment options for patients in China and globally. We are also very excited about the U.S. Food and Drug Administration (FDA) Advisory Committee’s unanimous recommendation in support of approval for sulbactam-durlobactam, the first pathogen-targeted therapy for patients with serious and life-threatening infections caused by Acinetobacter.”
“Recently, we expanded our lung cancer franchise and enriched our global oncology pipeline with a next generation DLL3 ADC program, ZL-1310,” said Dr. Du. “This global ADC program demonstrates our continued focus on the ADC space. This product complements our lung cancer franchise, and we will leverage our strong capabilities to develop ZL-1310, and look forward to seeing results in patients.”
“I look forward to leading Zai into its next transformational stage of growth, productivity, and global opportunities. To better support me and help meet the strategic and operational needs of our business during this next stage of growth, we are happy to announce that we have promoted Josh Smiley to President and Chief Operating Officer. Josh’s rich experience and strategic vision will help us further grow as a leading global biopharmaceutical company and deliver on our mission to improve human health and on our corporate strategic goals for driving innovation in China and beyond,” Dr. Du concluded.
“I am very excited about what is in store for us in the next few years that positions Zai Lab to be a leader in biopharma innovation,” said Josh Smiley. “We are pleased with the overall environment this year in China for companies like Zai Lab with innovative therapies that meet significant unmet medical needs. We expect strong growth momentum to continue throughout the remainder of this year.”
“With respect to our 2023 strategic priorities, we have made progress toward the Biologics License Application (BLA) approval of efgartigimod for generalized myasthenia gravis (gMG) and the BLA submission for subcutaneous (SC) efgartigimod for gMG in China, initiation of a bridging study for KarXT in schizophrenia in Greater China, initiation of a registrational study for bemarituzumab in first-line gastric cancer in Greater China and a full data readout of the Tumor Treating Fields LUNAR study in non-small cell lung cancer. We are also advancing our proprietary pipeline with global rights, including initiating a global Phase 1 study for ZL-1218 (CCR8) and moving ZL-1102 (IL-17 Humabody®) into full global development,” Mr. Smiley concluded.
Recent Product Highlights and Corporate Updates
Zai Lab has established a differentiated portfolio and pipeline of 22 potentially global best-in-class and/or first-in-class therapies, including 13 in late-stage development. During the first quarter of 2023, we had a number of exciting developments with respect to our products and product candidates, including the following:

Commercial Products
We continued to increase access to our commercial products, including through increased sales for ZEJULA® (niraparib), new NRDL listings for QINLOCK® (ripretinib) and NUZYRA® (omadacycline), and increased supplemental insurance listings for Optune:
•Sales growth for ZEJULA: Net product revenue for ZEJULA continued to increase in the first quarter of 2023, growing 44.2% compared to the first quarter of 2022. We believe ZEJULA remains on track to become the leader in its asset class for ovarian cancer in China starting this year.
•The National Reimbursement Drug List (NRDL) implementation: The updated NRDL released by China’s National Healthcare Security Administration (NHSA) officially took effect on March 1, 2023. It has been updated to include both QINLOCK and NUZYRA.
•Supplemental insurance plan coverage (as of March 31, 2023): Optune was listed in 96 regional customized commercial health insurance plans guided by provincial or municipal governments (or supplemental insurance plans), up from 87 as of December 31, 2022 and 37 as of March 31, 2021.
Product Candidate Developments
We continued to advance our product candidates through our research and development and commercial operations, including the following developments with respect to our clinical trials and regulatory approvals:
Oncology
•TIVDAK® (tisotumab vedotin, ADC):
–In April 2023, Zai Lab partner Seagen Inc. (Seagen) presented the interim analysis for the Phase 2 innovaTV 207 study in head and neck cancer at the 2023 American Association for Cancer Research (AACR) Annual Meeting. At data cutoff (November 28, 2022), confirmed that the objective response rate was 40% (95% confidence interval: 16.3, 67.7), with 1 complete response and 5 partial responses. The safety profile was generally consistent with that observed across TIVDAK monotherapy clinical studies.
–In February 2023, Seagen completed global target patient enrollment for the Phase 3 confirmatory innovaTV 301 study in second- or third-line recurrent or metastatic (r/m) cervical cancer, with a potential topline data readout by year-end 2023. Zai Lab is participating in the ongoing extension study in mainland China, Hong Kong, Macau and Taiwan (collectively, Greater China).
•KRAZATI® (adagrasib, KRASG12C):
–Zai Lab partner Mirati Therapeutics, Inc. (Mirati) announced the inclusion of adagrasib as the only KRAS inhibitor in the National Comprehensive Cancer Network (NCCN) guidelines for Central Nervous System Cancers for patients with KRASG12C -mutated non-small cell lung cancer (NSCLC) with central nervous system (CNS) metastases and for KRASG12C-mutation positive pancreatic adenocarcinoma cancer patients.
–In April 2023, Mirati presented updated clinical data for adagrasib as a targeted treatment for pancreatic ductal adenocarcinoma (PDAC), biliary tract cancer (BTC), and other solid tumors harboring a KRASG12C mutation at the American Society of Clinical Oncology (ASCO) Plenary series. Data was concurrently published in the Journal of Clinical Oncology.
•Bemarituzumab (FGFR2b): In March 2023, Zai Lab obtained Clinical Trial Application (CTA) approval for the Phase 3 FORTITUDE-101 study of bemarituzumab plus chemotherapy, versus placebo plus chemotherapy, in first-line gastric cancer with FGFR2b overexpression.
•Odronextamab (CD20xCD3): In March 2023, Zai Lab completed enrollment in China for the registrational global ELM-2 Phase 2 trial in B-Cell Non-Hodgkin Lymphoma.
•ZL-2313 (BLU-945, EGFR): In April 2023, Zai Lab partner Blueprint Medicines Corporation (Blueprint) presented novel real-world data showing first-line osimertinib had worse outcomes in EGFR L858R+ vs. ex19del+ NSCLC at the 2023 AACR Annual Meeting. Data also demonstrated additive effects of ZL-2313 with osimertinib in preclinical models of tumor progression, reinforcing the clinical need addressed by the SYMPHONY study in first-line EGFR L858R+ NSCLC.

•ZL-1211 (claudin18.2, global rights): In April 2023, Zai Lab presented new data including a translational and biomarker data analysis from its internal oncology discovery program ZL-1211 at the 2023 AACR Annual Meeting.
Autoimmune Disorders, Infectious Diseases and Neuroscience
•Sulbactam-Durlobactam (SUL-DUR, Asia Pacific rights): In April 2023, Zai Lab partner Entasis Therapeutics Inc. (Entasis), a wholly owned subsidiary of Innoviva, announced that the FDA’s Antimicrobial Drugs Advisory Committee (AMDAC) unanimously voted 12-0 in support of approval of its New Drug Application (NDA) for SUL-DUR based on a favorable benefit-risk assessment for the treatment of adults with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus complex (Acinetobacter). Zai Lab participated in the global Phase 3 registrational ATTACK trial in Greater China, and China’s National Medical Products Administration (NMPA) accepted the Company’s NDA in February 2023.
•KarXT (xanomeline-trospium, M1/M4-preferring muscarinic acetylcholine receptor): In March 2023, Zai Lab partner Karuna Therapeutics, Inc. (Karuna) announced positive results from the Phase 3 EMERGENT-3 trial of KarXT in schizophrenia. The trial met its primary endpoint, with KarXT demonstrating a statistically significant and clinically meaningful 8.4-point reduction in Positive and Negative Syndrome Scale (PANSS) total score compared to placebo (-20.6 KarXT vs. -12.2 placebo; p<0.0001) at Week 5 (Cohen’s d effect size of 0.60). Consistent with prior trials, KarXT demonstrated an early and sustained statistically significant reduction of symptoms from Week 2 (p<0.05) through the end of the trial as assessed by PANSS total score.
Corporate Updates
•Business development: In April 2023, Zai Lab entered into a strategic partnership and global license agreement with MediLink Therapeutics. Through this collaboration, the Company expanded its lung cancer franchise and global oncology pipeline with a next-generation DLL3 ADC Program, ZL-1310. DLL3 is an inhibitor of the Notch ligand that is overexpressed in small cell lung cancer and neuroendocrine tumors. ZL-1310 has demonstrated an encouraging pre-clinical profile. ZL-1310 is progressing to the clinical stage, and Zai Lab plans to focus on advancing its global development.
•Organizational update:
–Josh Smiley has been promoted to the role of President and Chief Operating Officer, effective April 1, 2023. Mr. Smiley joined the Company as our Chief Operating Officer in August 2022. He is responsible for our corporate strategy and for overseeing our commercial, manufacturing, business development, finance, human resources, information technology, and corporate affairs functions.
–Christine Chiou joined the Company in May 2023 as Senior Vice President, Head of Investor Relations. Ms. Chiou brings more than 20 years of industry experience across Investor Relations, equity research, and sales and market research. Prior to joining Zai Lab, she was at Incyte Corporation from November 2019 to April 2023 where she was most recently, the Head of Investor Relations and at Allergan (now part of AbbVie Inc.) from May 2018 to October 2019 where she was the Director of Investor Relations.
•2023 Investor Day: Zai Lab will host an Investor Day in New York on Tuesday, June 20, 2023.
Anticipated Major Milestones in 2023
Oncology
ZEJULA® (niraparib, PARP)
•Zai Lab to present the final overall survival (OS) analysis of the Phase 3 NORA study in Chinese patients.
Tumor Treating Fields or TTFields
•Zai Lab partner NovoCure Limited (NovoCure) to present the results of the pivotal LUNAR clinical study in NSCLC for the first time at the 2023 ASCO Annual Meeting. The LUNAR data will be presented on Tuesday, June 6 at 11:09 a.m. CDT in Hall D1 as a late-breaking abstract during ASCO’s metastatic, non-small cell lung cancer session. Zai Lab participated in the study in Greater China.
•NovoCure to provide a topline data readout from the global pivotal INNOVATE-3 clinical study testing the efficacy of TTFields together with paclitaxel in platinum-resistant ovarian cancer in the second half of 2023.

TIVDAK® (tisotumab vedotin, ADC)
•Seagen to provide a clinical data update for the Phase 1b/2 innovaTV 205 study in first-line+ r/m cervical cancer in the second half of 2023.
KRAZATI® (adagrasib, KRASG12C)
•Zai Lab partner Mirati to provide a clinical data update for the global Phase 2 KRYSTAL-7 study of adagrasib in combination with pembrolizumab in first-line KRASG12C-mutated NSCLC in the second half of 2023. Zai Lab is participating in the study in Greater China.
•Mirati to provide update on multi-pronged development approach in first-line KRASG12C-mutated NSCLC in the second half of 2023.
•Mirati to submit a supplemental New Drug Application (sNDA) for Accelerated Approval to the FDA in third-line+ KRASG12C-mutated advanced colorectal cancer (CRC) by year-end 2023.
Bemarituzumab (FGFR2b)
•Zai Lab to join the global Phase 3 FORTITUDE-101 study in first-line gastric cancer in China in mid-2023.
•Zai Lab to join the global Phase 3 FORTITUDE-102 study in first-line gastric cancer in China.
Odronextamab (CD20xCD3)
•Zai Lab partner Regeneron Pharmaceuticals, Inc. (Regeneron) to initiate confirmatory studies in follicular lymphoma (FL) and diffuse large B-cell lymphoma (DLBCL) including in earlier lines in the second quarter of 2023.
•Regeneron to submit a Biologics License Application (BLA) to the FDA for relapsed/refractory (R/R) DLBCL and R/R FL in the second half of 2023.
Repotrectinib (ROS1/TRK)
•Zai Lab to submit an NDA to the NMPA for ROS1+ advanced NSCLC.
MARGENZA™ (margetuximab, HER2)
•Potential China NDA approval by the NMPA in third-line+ metastatic HER2+ breast cancer.
ZL-2313 (BLU-945, EGFR)
•Zai Lab partner Blueprint to present updated results from the dose escalation of the Phase 1/2 SYMPHONY trial showing safety and tolerability of BLU-945 both as a monotherapy and in combination with osimertinib in late-line EGFR-driven NSCLC at the 2023 ASCO Annual Meeting.
•Blueprint to provide an initial clinical data update on the SYMPHONY trial expansion of ZL-2313 in combination with osimertinib in first-line EGFR L858R+ NSCLC in the second half of 2023.
ZL-1218 (CCR8, global rights):
•Zai Lab to initiate a global Phase 1 study.
Autoimmune Disorders, Infectious Disease and Neuroscience
VYVGART® (efgartigimod, FcRn)
•Potential BLA approval and commercial launch by the NMPA for efgartigimod alfa injection for the treatment of adult patients with gMG in China.
•Potential BLA submission to the NMPA for SC efgartigimod for the treatment of adult patients with gMG in China in mid-2023.
•Zai Lab to join the global Phase 2/3 BALLAD study in adult patients with bullous pemphigoid in China.

•Potential BLA approval by the FDA for SC efgartigimod for gMG in the first half of 2023, with a Prescription Drug User Fee Act (PDUFA) date of June 20, 2023.
•Zai Lab partner argenx BV (argenx) to report topline data from the registrational ADHERE trial of SC efgartigimod for chronic inflammatory demyelinating polyneuropathy (CIDP) in July 2023. Zai Lab participated in the study in Greater China.
•argenx to report topline data from the registrational Phase 3 ADDRESS trial of SC efgartigimod in pemphigus and the registrational Phase 3 ADVANCE-SC trial of SC efgartigimod in immune thrombocytopenia (ITP) in the fourth quarter of 2023. Zai Lab participated in both studies in Greater China.
Sulbactam-Durlobactam (SUL-DUR, China and Asia Pacific rights)
•Potential FDA approval of the NDA for SUL-DUR, which was accepted for priority review with an action date of May 29, 2023.
KarXT (xanomeline-trospium, M1/M4-preferring muscarinic acetylcholine receptor)
•Zai Lab to initiate a bridging study for KarXT for the treatment of patients with schizophrenia in China in mid-2023.
•Zai Lab partner Karuna to submit an NDA to the FDA for KarXT for the treatment of patients with schizophrenia in the third quarter of 2023.
•Karuna to initiate the Phase 3 ADEPT-2 trial in Alzheimer’s disease psychosis in the second half of 2023. Zai Lab plans to participate in the study in Greater China.
First-Quarter 2023 Financial Results
•Product revenues were $62.8 million for the first quarter of 2023, compared to $46.1 million for the same period in 2022, representing a 36.2% y-o-y growth. Product revenue for the first quarter of 2023 was $42.7 million for ZEJULA, compared to $29.6 million for the same period in 2022, representing a 44.2% y-o-y growth; $13.3 million for Optune, compared to $12.8 million for the same period in 2022, representing a 4.3% y-o-y growth; $1.3 million for QINLOCK, compared to $3.0 million for the same period in 2022; and $5.5 million for NUZYRA, compared to $0.7 million for the same period in 2022.
–Note that product revenue for the first quarter of 2023 included a negative $3.9 million adjustment to compensate distributors for sales of QINLOCK and NUZYRA at prices prior to the price reductions made in connection with their addition to the NRDL in the first quarter of 2023. Such sales rebates to distributors on previously purchased products are customary in our industry to compensate those distributors for the new NRDL selling price.
•Research and Development (R&D) expenses were $48.5 million for the first quarter of 2023, compared to $53.9 million for the same period in 2022. The decrease in R&D expenses was primarily due to cost-sharing compensation from collaboration partners related to our clinical trials, partially offset by higher payroll and payroll-related expenses from increased R&D headcount.
•Selling, General and Administrative expenses were $62.5 million for the first quarter of 2023, compared to $57.0 million for the same period in 2022. The increase was primarily due to higher professional service fees and in connection with sales of our products in mainland China and Hong Kong, and higher payroll and payroll-related expenses from increased commercial headcount.
•Net loss was $49.1 million for the first quarter of 2023, or a loss per share attributable to common stockholders of $0.05, compared to a net loss of $82.4 million for the same period in 2022, or a loss per share attributable to common stockholders of $0.09. The decrease in net loss was primarily due to product revenue growing faster than operating expenses, and an increase in non-operating income, including interest income and foreign currency gain.
•Cash and cash equivalents, short-term investments and restricted cash totaled $931.4 million as of March 31, 2023, compared to $1,009.3 million as of December 31, 2022.
Conference Call and Webcast Information
Zai Lab will host a live conference call and webcast tomorrow, May 10, 2023, at 8:00 a.m. ET. Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call.

Details are as follows:
Registration Link: https://register.vevent.com/register/BI7faa33a643804925b414bbe98d0687b1
All participants must use the link provided above to complete the online registration process in advance of the conference call. Dial-in details will be in the confirmation email which the participant will receive upon registering.
A replay will be available shortly after the call and can be accessed by visiting the Company's website.
About Zai Lab
Zai Lab (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States. We are focused on discovering, developing, and commercializing innovative products that address medical conditions with significant unmet needs in the areas of oncology, autoimmune disorders, infectious diseases, and neuroscience. Our goal is to leverage our competencies and resources to positively impact human health in China and worldwide.
For additional information about Zai Lab, please visit www.zailaboratory.com or follow us at www.twitter.com/ZaiLab_Global.
Zai Lab Forward-Looking Statements
This press release contains forward-looking statements relating to our strategy and plans; potential of and expectations for our business and pipeline programs; capital allocation and investment strategy; clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our future financial and operating results; and financial guidance. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to obtain funding for our operations and business initiatives; (3) the results of our clinical and pre-clinical development of our product candidates; (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates; (5) the effects of the COVID-19 pandemic on our business and results of operations; (6) risks related to doing business in China; and (7) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.SEC.gov.
For more information, please contact:
Investor Relations: Lina Zhang
+86 136 8257 6943
lina.zhang@zailaboratory.com
Media: Shaun Maccoun / Xiaoyu Chen
+1 (415) 317-7255 / +86 185 0015 5011
shaun.maccoun@zailaboratory.com / xiaoyu.chen@zailaboratory.com
Zai Lab Limited

Zai Lab Limited
Unaudited Condensed Consolidated Balance Sheets
(in thousands of U.S. dollars (“$”), except for number of shares and per share data)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	879,844	1,008,470
Short-term investments	50,550	—
Accounts receivable (net of allowance for credit loss of $13 and $11 as of March 31, 2023 and December 31, 2022, respectively)	43,346	39,963
Notes receivable	17,381	8,608
Inventories, net	38,405	31,621
Prepayments and other current assets	42,772	35,674
Total current assets	1,072,298	1,124,336
Restricted cash, non-current	1,003	803
Long term investments (including the fair value measured investment of $6,872 and $6,431 as of March 31, 2023 and December 31, 2022, respectively)	6,872	6,431
Prepayments for equipment	1,721	1,396
Property and equipment, net	58,309	57,863
Operating lease right-of-use assets	20,148	19,512
Land use rights, net	6,920	6,892
Intangible assets, net	1,479	1,511
Long-term deposits	1,324	1,396
Total assets	1,170,074	1,220,140
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	66,361	65,974
Current operating lease liabilities	7,318	7,050
Other current liabilities	50,881	66,818
Total current liabilities	124,560	139,842
Deferred income	30,968	21,360
Non-current operating lease liabilities	12,979	13,343
Other non-current liabilities	325	—
Total liabilities	168,832	174,545
Shareholders’ equity
Ordinary shares (par value of $0.000006 per share; 5,000,000,000 shares authorized; 967,197,350 and 962,455,850 shares issued as of March 31, 2023 and December 31, 2022, respectively; 963,688,740 and 960,219,570 shares outstanding as of March 31, 2023 and December 31, 2022, respectively)	6	6
Additional paid-in capital	2,911,454	2,893,120
Accumulated deficit	(1,910,504)	(1,861,360)
Accumulated other comprehensive income	17,272	25,685
Treasury Stock (at cost, 3,508,610 and 2,236,280 shares as of March 31, 2023 and December 31, 2022, respectively)	(16,986)	(11,856)
Total shareholders’ equity	1,001,242	1,045,595
Total liabilities and shareholders’ equity	1,170,074	1,220,140

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Operations
(in thousands of $, except for number of shares and per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Product revenue, net	62,797	46,095
Collaboration revenue	—	629
Total revenues	62,797	46,724
Expenses:
Cost of sales	(21,337)	(15,643)
Research and development	(48,472)	(53,854)
Selling, general, and administrative	(62,510)	(56,991)
Loss from operations	(69,522)	(79,764)
Interest income	10,232	188
Foreign currency gain	8,912	2,285
Other income (expenses), net	1,234	(4,882)
Loss before income tax and share of loss from equity method investment	(49,144)	(82,173)
Income tax expense	—	—
Share of loss from equity method investment	—	(221)
Net loss	(49,144)	(82,394)
Net loss attributable to ordinary shareholders	(49,144)	(82,394)
Loss per share - basic and diluted	(0.05)	(0.09)
Weighted-average shares used in calculating net loss per ordinary share - basic and diluted	961,444,780	955,499,030
Loss per American Depositary Shares (“ADS”) - basic and diluted	(0.51)	(0.86)
Weighted-average ADSs used in calculating net loss per ADS - basic and diluted	96,144,478	95,549,903

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands of $)

	Three Months Ended March 31,
	2023	2022
Net loss	(49,144)	(82,394)
Other comprehensive income (loss), net of tax of nil:
Foreign currency translation adjustments	(8,413)	(2,193)
Comprehensive loss	(57,557)	(84,587)